Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-16665, 333-102240, and 333-185757 of Microsoft Corporation on Form S-8 of our report dated March 28, 2013, appearing in this Annual Report on Form 11-K of the Microsoft Corporation 2003 Employee Stock Purchase Plan for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Seattle, Washington

March 28, 2013